Exhibit 99.2

CONSENT OF INDEPENDENT VALUATION FIRM

We hereby consent to the reference to our name and description of our role in the base prospectus under the headings “Net Asset Value Calculation and Valuation Procedures—Independent Valuation Firm” and “Net Asset Value Calculation and Valuation Procedures—Real Property Portfolio Valuation,” relating to the role of Altus Group U.S., Inc. as the Independent Valuation Firm, and the valuation of the real properties and related assumptions provided under the caption “Net Asset Value Calculation and Valuation Procedures—Our Current and Historical NAV Calculations,” in Post-Effective Amendment No. 8 to the Registration Statement on Form S-11 (File No. 333-175989) of Dividend Capital Diversified Property Fund Inc., and the prospectus included therein. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

/s/ Altus Group U.S., Inc.
Altus Group U.S., Inc.

April 11, 2014